Exhibit 4.4

General Terms and Conditions for the Leasing of Business Premises

Adopted 1 June 1990.

ARTICLE 1

THE LEASED SPACE/FITTING OUT, MODIFICATION, AND FURNISHING OF THE LEASED SPACE

The leased space

1.                                       The leased space shall be taken to include the installations and facilities present there, insofar as they are the property of the Lessor.

2.                                       The leased space shall be delivered to the Lessee by the Lessor in the condition in which it is to be found on the commencement date of the lease. If the leased space is provided with floor covering, this will be deemed to constitute a one-off provision; maintenance and repair of the floor covering will be at the expense of the Lessee.

3.                                       The Lessee accepts the leased space – without requiring any more detailed description thereof - in that condition and declares that it is aware that the leased space is in a good state of repair and without defects. The Lessee declares that it is aware of the rights in rem to which the leased space is subject, including easements, and that it will respect those rights.

Fitting out, modification, and furnishing of the leased space

4.                                       Any fitting out, conversion, alteration, or furnishing of the leased space shall require the prior written approval of the Lessor. The Lessor may attach conditions to such approval. Fitting out, conversion, alteration, or furnishing shall take place at the expense and risk of the Lessee; the results thereof shall also be at the expense and risk of the Lessee.

ARTICLE 2

DESIGNATED USE AND UTILISATION OF THE LEASED SPACE

Utilization and utilization obligation

1.                                       The Lessee shall be obliged to utilize the leased space solely in the manner designated in the lease.

2.                                       The Lessee shall be obliged:

a.               to equip the leased space, in accordance with the designated use, with sufficient furnishings and fittings and to keep it equipped in that way during the term of the lease; and

b.              to utilize the leased space itself, exclusively (i.e. carry on its business there), doing so in a proper and effective manner, and to maintain the leased space in good condition.

3.                                       Insofar as the lease does not specify otherwise, the Lessee shall act in accordance with the provisions of the law and the local bylaws and in accordance with common leasing practice; the Lessee shall also comply with the regulations imposed by the authorities, the utility companies, the Sprinkler Safety Office [Buro voor Sprinklerbeveiliging] and the insurance companies, and with the oral and written instructions given by or on behalf of the Lessor in the interests of proper utilization of the leased space and of the rooms/areas, installations, and facilities at the building/complex of which the leased space forms part, in particular regarding maintenance, noise levels, order, fire safety, proper functioning of the building/complex etc. The Lessee shall carry out any necessary work/measures without delay. The Lessee shall not inconvenience or disturb other users of the building/complex of which the leased space forms part, with any such inconvenience or disturbance being deemed to have also been caused to the Lessor. Inconvenience or disturbance shall be taken to include interference with radio and/or television reception and with other electrical equipment.

4.                                       The Lessee shall pay the Lessor the sums falling to its account as referred to in paragraph 3 of the present Article 2 at the Lessor’s first request.

5.                                       Should the leased space comprise retail space (including bank branches, post offices, travel agencies, dry cleaners, launderettes, etc.), the Lessee shall be obliged to keep the leased space open to the public (i.e. to actually carry on its business) during the opening hours of the shopping center, shopping street, or any group of shops of which the leased space forms part, including during evening opening.

6.                                       For every day that the Lessee act in contravention of the provisions of paragraphs 1 to 5 of the present Article, the Lessee – without prejudice to the Lessor’s other rights – shall forfeit an immediately due and payable penalty of NLG 500 per day, according to the price level on 1 January 1990; the said penalty shall be deemed to have been adjusted analogously to the annual rent adjustment in accordance with Article 3 of the present Terms and Conditions.

If the retail space referred to above does not form part of a shopping center, shopping street, or other group of shops, the above obligation on the part of the Lessee shall apply during the opening hours determined by the competent authority or, should no such hours have been determined by the competent authority, during the normal opening hours for similar or comparable retail space.

Permits

7.                                       The Lessee shall itself ensure that it acquires and continues to hold any necessary permits, approvals, and/or exemptions – however such may be termed – required for the conduct of its profession or business, including permits under the Nuisance Act [Hinderwet]. The refusal or withdrawal of any such permit, approval, and/or exemption shall in no case constitute grounds for the dissolution or nullification of the lease nor for any other action against the Lessor.

Associations etc.

8.                                       Should an association or other collective group – recognized by the Lessor – be set up of lessees or users of the building/complex to which the leased property belongs, for example a shopkeeper’s association or an association of users of industrial units at an industrial estate, the Lessee shall be obliged to immediately register as a member or become a participant and to remain such. The Lessee undertakes vis-à-vis the Lessor that, for as long as it is not a member of or a participant in such association or other collective group, it shall pay to the Lessor amounts equal to the contributions which it would have been obligated to pay had it been a member of or participant in the said association or collective group.

The Lessor undertakes that it will immediately transfer these amounts to the association or collective group.

The Lessee shall not be permitted to collaborate in drawing up articles of association or any standing orders for a shopkeeper’s association or other collective group which contain provisions contrary to the provisions of the lease.

Advertising

9.                                       The Lessor shall be entitled, either on its own behalf or on behalf of the Lessee and/or third parties, to make use of the roofs and external walls of the leased space and of the building/complex of which it forms part so as to install advertising (including illuminated signs), designations, etc. The Lessee shall be obliged to permit the necessary work/facilities to be carried out/installed and shall in no case have any right of action vis-à-vis the Lessor in that connection.

Apartments

10.1                           Should the building/complex to which the leased space belongs at any time be divided up into apartment rights, the Lessee undertakes, now and in advance, to observe the rules arising from the constitution and/or regulations regarding utilization.

10.2                           Should the leased space form part of a building that is the property of a cooperative association, the Lessee shall be obliged to observe the rules arising from the constitution and/or regulations regarding utilization.

10.3                           The Lessor undertakes that it will refrain, insofar as possible, from collaborating in the drawing up of any regulations which conflict with the terms of the lease.

10.4                           The Lessor shall ensure that, as soon as any circumstances occur such as are referred to in Articles 10.1 or 10.2, it will provide the Lessee in good time with a copy of the said constitution and/or regulations.

Prohibitions and internal regulations

11.                                 Without the prior written consent of the Lessor, the Lessee shall not be permitted:

a.                                       to carry out, or cause to be carried out, any change or alteration in or to the leased space;

b.                                      to attach to and/or to keep any items on, outside, or at the leased space, including name designations, advertising, hoardings, announcements, publications, structures, scaffolding, packaging, pieces of carpentry, automatic machines, lighting, sun blinds, aerials (with accessories), flagstaffs, etc., or to render the windows opaque;

c.                                       to damage the leased space, or cause it to be damaged, including by making holes in the walls and/or using conveyances which may damage the floors;

d.                                      to carry out actions, or cause actions to be carried out, in relation to the central installations;

e.                                       to transfer some or all of the leased space to a third party by letting it, subletting it, or permitting it to be used, or to transfer some or all of the rights under the lease to a third party or to contribute them to a company, partnership, etc., or, if they form part of a community of property, to partition the rights under the lease in the event of such community of property being partitioned, or cause them to be so partitioned. The above shall not apply if the third party referred to in this paragraph belongs to the same legal entity as that to which the Lessee belongs. In such event, the Lessee shall immediately provide the Lessor with details of the user as if the user were the main Lessee.

In the above cases in which the Lessor has given its consent, or if its consent is not required, the main Lessee shall continue to be jointly and severally liable in respect of all obligations arising from the lease, in addition to the subtenant/subtenants or user/users or the lessee/lessees that have taken its place;

f.                                         to keep goods outside the leased property;

g.                                      to have any environmentally hazardous items in, on, or at the leased property, including malodorous, inflammable, explosive, etc. materials, except if such are contained in retail packaging;

h.                                      to gain access to the roofs, flat roofs, gutters, and other areas not intended for general use, or to allow others such access;

i.                                          to gain access to the service or equipment areas of the building/complex of which the leased space forms part, or to allow others such access;

j.                                          to impose a load on the floors of the leased space, or of the building/complex of which it forms part, greater than that which is structurally permissible; the Lessee declares that it is aware of the maximum structurally permissible floor load;

k.                                       to utilize the leased space, or allow it to be used, in such a way that this may lead to damage or may affect the standing of the leased space;

l.                                          to carry out public or private sales, calls for tenders, lotteries, public performances, etc., in, on, or adjacent to the leased space;

m.                                    to park conveyances, or cause them to be parked, otherwise than in the designated places.

If the leased space forms part of a building/complex, the above provisions shall also apply, insofar as applicable, to the other areas of the building/complex.

The Lessor may attach conditions to its consent and, unless agreed otherwise, shall be entitled to withdraw that consent at any time. In the event of any contravention of the above or non-compliance with the above, the Lessor shall be entitled to take any necessary measures itself at the expense of the Lessee.

ARTICLE 3

RENT ADJUSTMENT

If the lease provides that the rent is to be adjusted periodically, the following arrangements shall apply:

1.                                       The rent shall be adjusted – in each case after the conclusion of the periods specified in the lease and for the first time on the date specified in the lease – on the basis of the full annual consumer price index for family consumption, series relating to employees’ families with a family income in 1985 below the wage threshold for compulsory national health insurance (1985 = 100), as published by Statistics Netherlands (CBS) in Voorburg/Heerlen.

The adjustment will in each case be calculated as follows:

adjusted rent =	X
Y multiplied by the rent in the first year of the lease,

with X being the above-mentioned price index for the calendar year prior to the year in which the rent is adjusted and with Y being the above-mentioned price index for the calendar year prior to the commencement date of the lease.

2.                                       The adjusted rent shall not, however, be any lower than the rent applying on the date of the adjustment.

3.                                       Rent adjustments shall apply even if the Lessor has not informed the Lessee of the adjusted rent (or has not done so in good time).

4.                                       Should Statistics Netherlands at any time switch to publishing the consumer price index for family consumption on a more recent time basis, future adjustments will take account of the figures in the new series, if necessary after linking these figures to the figures in previous series. The method of linking will be determined in consultation with Statistics Netherlands.

5.                                       Should the price index figure X referred to in paragraph 1 not be announced in good time, the new rent will be temporarily set on the basis of the data available to the Lessor at that point. As soon as the official data are available, the rent will be corrected with retroactive effect, the amount charged in excess or the amount owing being set off.

ARTICLE 4

TERMINATION OF LEASE

1.                                       Upon the lease terminating or when the Lessee leaves the leased space, the Lessee shall be obliged to deliver the leased space to the Lessor in the original, good condition to the satisfaction of the Lessor, completely vacated (except for the goods which are the property of the Lessor), free of rights of use, and properly cleaned, and to provide all keys to the Lessor.

Unless the Parties agree otherwise, the Lessee shall be obliged to remove, to the satisfaction of the Lessor, all items which it has attached in, to, or on the leased space or which it has taken over from the previous lessee or user.

The Lessee hereby irrevocably authorizes the Lessor to cause the leased space to be cleared or to have the said items removed at the expense of the Lessee should the Lessee fail to comply with its obligations referred to in paragraph 1, without any further notice of default or demand being necessary.

2.                                       If the Lessee leaves the leased space, either in due time or otherwise, without providing the Lessor with the keys, the Lessor shall be entitled to consider the lease as terminated; to gain access to the leased space at the expense of the Lessee; and to take possession of the leased space; all this shall be without the Lessee thereby having any right to any compensation (including damages) or any other right.

3.                                       In the context of termination of the lease, the Lessee and Lessor shall inspect the leased space and record its condition in an inspection report. Should the Lessee not cooperate with the inspection of the leased space and the recording of its condition, the inspection by the Lessor shall be binding vis-à-vis the Lessee. Prior to the end of the lease, the Lessee shall be required to rectify any defects or damage which are identified during the inspection and which must be rectified at its expense, doing so to the satisfaction of the Lessor.

4.                                       The Lessee hereby irrevocably authorizes the Lessor to rectify, on termination of the lease and at the Lessee’s expense and risk, any damage or defects identified by the Lessor at the latter’s discretion, or to cause them to be rectified. The Lessee hereby declares, in advance, that in such case it approves the performance, the costs, and the party carrying out the work. The Lessee shall immediately reimburse the Lessor for the costs.

5.                                       For the period of the rectification work referred to in paragraph 4 above, calculated from the date on which the lease terminates, the Lessee shall pay the Lessor an amount calculated according to the most recent payment obligation.

6.                                       Any goods remaining in the leased space on termination of the lease or when the Lessee leaves the leased space, may be destroyed, removed, or appropriated by the Lessor at the expense of the Lessee, without the Lessor incurring any liability.

The Lessee hereby declares that in such cases it will be deemed to have abandoned the goods. This shall not apply if any subsequent lessee informs the Lessor – in writing and in good time prior to the end of the lease – that it wishes to take over the goods.

7.                                       For a period of one year prior to the end of the lease, or if the leased space is to be sold, the Lessee shall enable the Lessor to view the leased space, after prior notice has been given by or on behalf of the Lessor, for at least two working days a week; the Lessee shall also allow the usual “To Let” or “For Sale” signs and notices to be displayed on the leased space.

ARTICLE 5

LIABILITY

1.                                       The Lessee shall be liable vis-à-vis the Lessor in respect of any damage or losses caused to or affecting the leased space (or the building/complex of which the leased space forms part), unless the Lessee can prove that such is not the fault of the Lessee itself, its staff, persons whom it has allowed access to the leased space, or persons for which it is responsible.

2.                                       In the event of contingencies including fire, leaks, storm, frost, the inflow or outflow of water/gases/oil, other liquids or electricity, the Lessee shall be obliged to immediately take appropriate necessary measures – including measures to prevent freezing – to prevent and/or restrict damage to the leased space and, if it is in its power, to adjoining premises and to the building/complex of which the leased space forms part.

3.                                       The Lessor shall not be liable for damage or injury sustained by the Lessee, its staff, persons whom the Lessee allows access to the leased space or to the building/complex of which it forms part or to items belonging to the Lessee; for the occurrence and consequences of visible or hidden defects in the leased space and/or the building/complex of which it forms part; for the occurrence or consequences of weather conditions; for the non-availability of access to the leased space or of the supply of gas, water, electricity, heating, ventilation and/or air-conditioning; for malfunctioning of the installation or equipment; for the inflow or outflow of gases or liquids; for fire, explosion, or other events; or for the occurrence and consequences of disruption of quiet enjoyment under the lease and/or of supplies or services; all this being except for cases of damage resulting from the condition of the leased space insofar as the Lessor is guilty of gross negligence or serious fault in that respect.

4.                                       The Lessee shall be obliged to immediately inform the Lessor in writing should any damage as referred to in paragraph 2 be likely to occur or have occurred; or if defects have occurred in the leased space or the building/complex of which it forms part; or if an event as referred to in paragraph 3 occurs.

5.                                       The Lessee indemnifies the Lessor in respect of claims asserted by third parties regarding damage or injury to persons or goods that are in the leased space as a result of defects or events such as referred to in the present Article.

6.                                       The Lessee shall be liable for any damage, costs, or penalties caused or owing due to an act and/or omission on the part of the Lessee, its staff, persons whom it has allowed access to the leased space, or persons for whom it is responsible.

ARTICLE 6

BREACH OF CONTRACT

1.                                       Should the Lessee fail to comply properly with any obligation to which it is subject pursuant to the lease; or should the Lessee request a suspension of payments, be declared insolvent, be placed under the supervision of a trustee or guardian, offer a compromise that does not fall under bankruptcy; or if an attachment is levied on some or all of its assets, if it loses its corporate personality, is dissolved or effectively wound up, ceases trading at the leased space, either entirely or to a significant extent; the lease shall be dissolved – insofar as legally permissible – without any notice of default or judicial intervention being required, when the Lessor has notified the Lessee in writing that it wishes such dissolution to take effect.

2.                                       The Lessee shall be obliged to reimburse the Lessor for any damage, costs, or interests on the part of the Lessor as a result of the Lessee’s breach of contract or as a result of premature termination of the lease, including in the event of insolvency or a suspension of payments. The said damages shall be deemed to include the rent, service costs (including heating costs), value added tax, and other amounts owing pursuant to the lease until the original contractually established termination date of the lease or until the leased space is let again (for the remaining term of the lease on conditions that are no less favourable) to a lessee convenient to the Lessor; the costs associated with the new lease; and all costs of measures, whether at law or otherwise, taken by the Lessor, including the cost of legal assistance, in connection with the Lessee’s breach of contract as referred to in the previous paragraph.

3.                                       The Lessee shall be deemed to be in default by the mere expiry of a given time limit or by the mere fact of its breach as referred to above.

4.                                       Should any amount owed by the Lessee pursuant to the lease not be paid promptly by the due date, the Lessee shall forfeit a penalty sum to the Lessor by operation of law for each case in which it is thus in default; the said sum shall be equal to the statutory monthly interest percentage on the amount owing, with a minimum of NLG 250 a month, with any part of a month being counted as a full month.

5.                                       The provisions set out in paragraphs 1 to 4 of the present Article shall not affect the Lessor’s power to assert its other rights, including its right to demand performance with the payment of damages, or dissolution, with the leased space being vacated and with the payment of damages, pursuant to Section 1302 of the Dutch Civil Code [Burgerlijk Wetboek] or Section 39 of the Dutch Bankruptcy Act [Faillissementswet].

6.                                       The Lessee hereby irrevocably authorizes the Lessor to itself perform, at the expense and risk of the Lessee, that which the Lessee has failed to perform, or to cause such to be performed. The Lessee hereby declares that in such case it approves the performance, the costs, and the party carrying out the work.

ARTICLE 7

BANK GUARANTEE

Unless agreed otherwise in the lease, the following arrangements shall apply:

1.                                       As security for the proper performance of its obligations arising from the lease, the Lessee, when the lease is signed, shall furnish the Lessor with a bank guarantee convenient to the Lessor, provided by a major bank registered in the Netherlands, and conforming to the attached model; the said bank guarantee shall also apply to renewals of the lease, including amendments to it, and shall remain valid until three months after the termination of the lease; it shall also apply to the Lessee’s legal successors.

2.                                       Should a claim be made under the bank guarantee, the Lessee shall immediately furnish a new bank guarantee for the original amount.

ARTICLE 8

MAINTENANCE, REPAIRS, AND REPLACEMENTS/INSPECTIONS ETC.

For the account of the Lessee:

1.                                       In addition to what is provided for by law and custom in this respect, and without prejudice to what is provided in Article 9, the Lessee shall in any case be obliged to carry out or perform the following at its own expense and risk:

a.               internal and external cleaning of the leased space;

b.              maintenance and all repairs – including minor replacements – within the leased space, including parking spaces, roads, grounds, gardens, fencing, exterior lighting, gas, water, and electricity pipes/cables, suspended ceilings, partition walls, doors, heaters, geysers, boilers, pantries and associated equipment, etc.;

c.               maintenance, repair and replacement of door and window hardware, taps, switches, power sockets, bells, lighting (including light fittings), sun blinds, floor covering, soft furnishings, window panes, interior paintwork, sinks, sanitary fittings, mirrors, toilet cisterns;

d.              maintenance (including cleaning and unblocking) of gutters (to be cleaned out annually); chimneys (to be swept annually); drains and sewers; supply and drainage pipes (together with all associated work); and the installations (to be serviced periodically);

e.               maintenance, repairs, and replacements that are made necessary by the actions of the Lessee itself or of its staff, those for whom it is responsible, and those whom it has allowed access to the leased space.

For the account of the Lessor:

2.                                       The following shall be for the account of the Lessor: maintenance, repair, and replacement of the structural components of the leased space, for example foundations, columns, girders, constructional floors, roofs, flat roofs, supporting walls, external walls (with the exception of window panes), boundary partitions, underground pipes/cables, outside drains, and also repairs and replacements of gutters, and large-scale repairs and replacements to the central installations and exterior paintwork. All this shall, however be without prejudice to the provisions of paragraph 1.

3.                                       The Lessee shall be obliged to allow the work referred to in the present Article to be carried out, together with any work and/or measures necessary to investigate, prevent, or restrict damage to the leased space, to adjoining premises, or to the building/complex of which the leased space forms part, and to cooperate with such work or measures, without thereby acquiring any right to the payment of damages, to a rent reduction, or to dissolution of the lease, even if the work takes longer than 40 days.

4.                                       Should the Lessee, after receiving a reminder, fail to carry out the maintenance, repairs, replacements that must be carried out at its expense pursuant to the present Article – or if the Lessor considers that such have been carried out in an inadequate or inexpert manner – the Lessor shall be entitled, and insofar as necessary is hereby irrevocably authorized by the Lessee, to have the said maintenance, repairs, or replacements carried out at the expense and risk of the Lessee. The Lessee hereby declares, in advance, that in such case it approves the performance, the costs, and the party carrying out the work. The Lessee shall immediately reimburse the Lessor for the costs.

Inspections etc.

5.                                       The Lessor, or persons appointed by the Lessor, shall at all times be entitled to enter the leased space in order to carry out valuations, to inspect its state of repair, and in connection with the work and measures referred to in paragraph 3 above.

ARTICLE 9

COSTS INCURRED FOR POWER, GAS, WATER, ELECTRICITY, HEATING, SUPPLIES AND SERVICES

I.                                         In addition to the rent, the following shall be for the account of the Lessee: the costs incurred for the consumption of gas, water, heat, and electricity, including the connection costs and rent for meters, together with any other costs or penalties charged by the utility companies. The Lessee shall itself conclude the relevant agreements with the bodies concerned, unless the leased space does not have separate connections and the Lessor deals with these matters, in which case the costs etc. shall be deemed to be included in the supplies or services within the meaning of paragraph IIB of the present Article.

No supplies or services

IIA.                           No supplies or services (“service costs”) shall be provided by the Lessor. The Lessee, at its own expense and risk and to the satisfaction of the Lessor, shall furnish the items/perform the activities, insofar as present/applicable, that are referred to in IIB below. The Lessee shall itself conclude service contracts, to be approved by the Lessor, in respect of the installations.

Supplies and Services

IIB.

1.                                       Certain supplies and services shall be provided by the Lessor. The Lessee’s share – to be determined by the Lessor – of the costs of the supplies and services provided by the Lessor for the building/complex of which the leased space forms part shall be for the account of the Lessee, even if the Lessee makes no use of the said supplies or services.

The Lessee is aware of the said costs, which are stated in the enclosed summary of costs or cost estimate, and declares that it agrees to them.

2.                                       The Lessor retains the right to increase or reduce the nature and scope of the supplies and services.

3.                                       As an advance payment towards the costs referred to in paragraph I, the Lessee, simultaneously with the payment of the rent for each rental period, shall pay an amount to be determined by the Lessor (for later set-off); the amount of the advance payment shall be determined by the Lessor and may be amended in the interim to take account of the expected costs, with everything being at the discretion of the Lessor.

4.                                       Once each year, the Lessor shall provide the Lessee with a statement of its share of the costs of supplies and services. If the total of the advance payments made by the Lessee during the period covered by the statement is greater than the costs, the Lessor shall refund the excess paid within one month of the statement being sent.

If the total of the advance payments made by the Lessee during the period covered by the statement is less than the costs, the Lessee shall pay the difference to the Lessor within one month of the statement being received.

5.                                       If the heating costs component (which may include the cost of hot water) of the supplies and services is divided in accordance with the metering of heat consumption, the following arrangements shall also apply:

Any dispute arising between the Parties regarding the statements shall not release the Lessee from its above-mentioned obligation to pay. The Lessee shall, however, be entitled to prove that the amount it owes or can claim as a refund differs from the amount stated by the Lessor; this shall, however, be on the understanding that the information provided by “Warmtemeter B.V.” or a company replacing it shall be binding with respect to the number of heat units consumed and that the method of calculating the individual shares of the lessees of the building/complex of which the leased space forms part shall also be binding. In the event of damage, destruction, and/or fraud with respect to the heat consumption meters, the Lessee, without prejudice to any rights which the Lessor may assert against it in this regard, shall be charged for heating costs based on consumption as estimated by “Warmtemeter B.V.” or a company replacing it; the Lessee shall also be liable in respect of the repair and/or replacement cost of the heat consumption meters.

6.                                       The Lessor shall be entitled to change the method of metering heat and hot water consumption and also the method of allocating the consumption costs. The Lessee hereby declares, in advance, that it agrees to such change.

7.                                       If heat is supplied from a central installation, the Lessee shall not be entitled to have heat supplied during the period from 15 May to 15 September.

8.                                       Insofar as applicable to the building/complex – including communal grounds and car park – of which the leased space forms part, the costs for supplies and services shall include costs associated with:

a.               service contract, electricity consumption, fuel consumption, water consumption, metering of consumption, operation, rectification of malfunctions, inspection costs, etc. in respect of:

1.	lift/lifts
2.	window cleaning installation/installations
3.	air conditioning system/systems
4.	central heating system/systems
5.	hot water system/systems
6.	pressure-water system/systems
7.	low voltage system/systems
8.	emergency power supply/supplies
9.	waste-water pump/pumps
10.	fire alarm system
11.	sprinkler system
12.	optimization, monitoring, and security equipment
13.	intercom/videophone system
14.	bell system
15.	music installation
16.	waste compressor
17.	door opener/key card reader etc.
18.	sun blinds installation
19.	car park equipment (including CO2 installation and barriers)
20.	lightning conductor installation
21.	firefighting equipment (and replenishment)
22.	aerials installation (and alteration, connection, and subscription costs)
23.	water softening system
24.	public address system
25.	automatic sliding door installation
26.	kitchen equipment
27.	other installations and equipment insofar as present

b.              supplies for the Lessee’s own consumption of water, gas, and electricity, including the cost of meter rental

c.               sweeping of chimneys and cleaning of boilers and burners

d.              materials (including chemicals) for the air conditioning system

e.               shared lighting, including the cost of fittings, tubes, and lamps

f.                 glass insurance for all windows

g.              cleaning of windows and window frames (exterior)

h.              cleaning of windows and window frames (interior and exterior) of general, shared, and service areas

i.                  waste disposal and everything associated with it

j.                  garden maintenance

k.               costs of any car park space

l.                  cleaning costs for general, shared, and service areas, communal grounds, car parks, roads, etc.

m.            maintenance and replacement of flower tubs and of furniture and soft furnishings in the general, shared, and service areas

n.              caretaker/caretakers, porter/porters, security guard/guards, and other officials performing services in respect of the building/complex of which the leased space forms part (including free accommodation, telephone, etc.)

o.              contract for roller towels, soap dispensers, etc.

p.              other supplies and services

q.              value added tax on the costs of supplies and services

r.                 management and administration of supplies and services, plus any value added tax due.

9.                                       The supplies and services shall be based on utilization of the leased space during normal working hours.

ARTICLE 10

PAYMENTS

1.                                       All payments by the Lessee must be made no later than on the relevant due dates, in Dutch legal tender, and in the manner specified by the Lessor. The Lessor shall be entitled to specify a different manner for payment.

2.                                       The Lessee shall not be entitled to invoke any deduction or compensation in respect of a claim which it has, or considers it has, vis-à-vis the Lessor.

3.                                       The Lessor shall be entitled to determine against which amounts owed by the Lessee it will credit payments made by the Lessee.

ARTICLE 11

TAXES, CHARGES, LEVIES, PREMIUMS ETC.

Taxes etc.

1.                                       The following shall be for the account of the Lessee:

a.               property tax in respect of the actual use of the leased space (and the actual joint use of general, service, and shared areas), even if it is the Lessor which is assessed for that tax;

b.              other taxes, charges, and dues (including frontage dues) in respect of the leased space and items belonging to the Lessee/Lessees;

c.               environmental protection levies, including the surface water pollution levy, charges for waste water purification, and charges in respect of environmental protection forming part of any other levy.

2.                                       If the Lessor is charged a higher premium than normal for fire insurance for the leased space or for the building/complex of which the leased space forms part due to the Lessee’s conduct of its profession or business there, the excess shall be for the account of the Lessee. The Lessor shall be at liberty to choose the insurance company and to determine the insured value.

Value added tax

3.                                       Unless provided otherwise in the lease, the following arrangements shall apply:

a.               the Lessee and the Lessor agree that they will submit a request, in accordance with the attached model, within the meaning of Section 11(1)(b)(5e) of the 1968 Turnover Tax Act [Wet op de Omzetbelasting 1968];

b.              to that end, the Lessee shall co-sign the request drawn up by the Lessor when it signs the lease;

c.               if the release from the exemption within the meaning of paragraph a is not granted, the Lessee shall, in the same way, pay the Lessor amounts equal to the prevailing value added tax.

4.                                       The Lessee shall pay the sums falling to its account as referred to in the present Article at the Lessor’s first request.

ARTICLE 12

JOINT AND SEVERAL LIABILITY

1.                                       Should several persons have committed themselves as Lessee, each of them shall at all times be jointly and severally liable vis-à-vis the Lessor in respect of all obligations arising from the lease and shall be deemed to have waived its right to invoke the provisions of Sections 1460(1) and 1476 of the Civil Code.

2.                                       Rental obligations shall be indivisible, including with respect to the Lessee’s heirs and legal successors.

ARTICLE 13

COSTS

Any costs arising from the lease, including judicial costs, shall be for the account of the Lessee.

ARTICLE 14

RESOLUTIVE CONDITIONS

The lease is concluded with the following resolutive conditions:

a.               the leased space is not at the disposal of the Lessor, vacated and free of tenancy and other rights of use, on the commencement date of the lease;

b.              the Lessor has not obtained any permits required by the authorities, however such may be termed, necessary for the space to be leased by the commencement date of the lease;

c.               the leased space has not been completed before the commencement date of the lease.

In the event of dissolution pursuant to the above resolutive conditions, the Lessor shall not be under any obligation vis-à-vis the Lessee,

including any obligation to pay any compensation (including for damages).

It shall be solely the Lessor that may invoke the resolutive conditions referred to in paragraphs a, b and c above.

ARTICLE 15

DOMICILE/PROPERTY MANAGER

Domicile

1.               The Lessee elects domicile at the leased space in respect of everything concerning the lease. The Lessor elects domicile at the offices of De Elf Provinciën B.V.

Property manager

2.               The Lessor shall be entitled to be represented by a third party (the “property manager”) in respect of some or all matters concerning the lease. Should this be done, the Lessee shall contact the property manager, exclusively, in respect of the matters concerned. The Lessor shall be entitled to replace the property manager by a different property manager or to cease to be represented by the property manager.

RENTAL AGREEMENT (new build)

The undersigned: Management and administration office, De Elf Provinciën B.V., situated in Maarssen

On behalf of the owner:	B.R.O.G. B.V.
Situated in:	Maarssen

hereafter referred to as the Lessor

and

Triple P Management B.V., or affiliated companies, situated in Vianen.

hereafter referred to as the Lessee

Lessee leases office space from Lessor on the Ir. D.S. Tuynmanweg 10 in Vianen;

Lessee has made known to Lessor its need to lease new office space of around 6,000 square meters.

In this context, Lessee has approached an architect. In conjunction with the Lessee and the building contractor, this architect has conducted talks, which has resulted in specifications dated 30 August 1996 with relevant designs and the addendum of additions. Based on these specifications, the building contractor has confirmed that he is able to build the leased space within the framework of the agreement made with the Lessor.

declare that they have agreed the following:

Article 1 leased space / designated use

1.                                      Lessor leases to Lessee, who leases from the Lessor, the office building of 6,000 square meters to be new built according to the specifications dated 30-8-1996 and designs with the addendum of additions, inclusive 100 extra parking spaces lying adjacent to the current office building at Ir. D.S. Tuynmanweg 10 in Vianen, known sufficiently to parties.

2.                                      Lessee shall use the leased space solely as office space, service space and storage space.

Article 2 rental period / renewal

1.                                      This rental agreement is entered into for the duration of 10 years, beginning 1 August 1997 and thus terminating on 31 July 2007 having regard to that which is specified in article 10 of this agreement

Initials Lessor:	Initials Lessee:

Article 3 rent / rent adjustments

1.     The rent amounts to NLG 1,298,000.00 per annum (one million two hundred and ninety-eight thousand guilders) to be paid in advance in 4 quarterly terms, each of NLG 324,500.00, at the latest on the first day of each quarter by payment or transfer to the account number 23.61.32.059 of the Generale Bank Utrecht in the name of the Lessor.

From 1 August through 31 January 1998, a rent-free period applies such that the obligation of payment commences on 1 February 1998, having regard to that which is specified in article 10 of this agreement.

2.     The rent shall be modified annually on 1 January for the first time one year after the building is completed as stated in article 3 of the General Terms and Conditions.

Article 4 Option for VAT payment

All amounts mentioned in this agreement are exclusive of value added tax. Lessee is required to pay value added tax on the rent as well as on the charge for additional supplies and services. The value added tax is charged by the Lessor and is required to be paid at the same time as the charge for additional supplies and services, or the advance for same, and is related to that which is specified in article 11 paragraph 3 of the General Terms and Conditions.

Lessee grants an irrevocable authority to the Lessor and/or its legal successor or successors in order to, on their behalf, submit a request as intended in Section 11(1)(b)(5e) of the 1968 Turnover Tax Act [Wet op de Omzetbelasting 1968]; (option request for taxed rent). If required, Lessee shall countersign this request and return it to the possession of the Lessor within 14 days of receiving it from the Lessor

Lessee states that for the entire rental period of the current rental agreement, including any renewals granted, it shall use the leased space for 90% or more for tax-deductible activities. Lessee is obliged to submit this statement to Lessor annually.

Initials Lessor:	Initials Lessee:

In addition to the rent and the charge for additional supplies and services or the advance related hereto, Lessee is obliged to pay an amount that corresponds to the amount of value added tax that would be owed in the case that an option request for taxed rent was approved by the tax authorities, if the option request is not submitted within the period allowed for this or, as the case may be, it is not made available, or this has lapsed or shall lapse as a result of legal measures, which directly or indirectly leads to a revision of the value added tax on input on the part of the Lessor.

In the case that the Lessor alienates the leased space or the building or complex of which it is a part and the new owner also opts for taxed rent, Lessee is equally bound to that which is specified in this article.

Lessee shall, in addition to the rent, pay the applicable value added tax and undertakes to be bound by that which is specified in article 11 paragraph 3 of the General Terms and Conditions.

Article 5 supplies and services

1.                                      With respect to the supplies and services, that which is specified in article 9 paragraph II A / paragraph II B of the General Terms and Conditions is applicable.

Article 6 bank guarantee

With respect to the security provided by the Lessee, that which is specified in article 7 of the General Terms and Conditions applies, namely amounting to NLG 385,000.00.

To be provided upon delivery (handwritten)

Article 7 General Terms and Conditions

Insofar as nothing else is agreed, the rental agreement is entered into under the General Terms and Conditions for the Leasing of Business Premises such as have been determined on 1 June 1990, which General Terms and Conditions form an indissoluble whole with the aforementioned rental agreement, a copy of which Lessee states to have received and with which it states to be familiar and in agreement with.

Article 8 Delivery

The leased space shall be made available to Lessee in compliance with the specifications still to be signed and conditions with corresponding designs, but excluding the separating walls and computer floor.

Initials Lessor:	Initials Lessee:

Article 9 Special provisions

1.               In deviation from the provisions of the General Terms and Conditions, the Parties hereby agree as follows:

•                                Article 1(2): add: “except for normal wear affecting the floor covering”;

•                                Article 1(4): Insert after first occurrence of the word “Lessor”: “except the movable partition walls”;

•                                Article 2(6): deleted;

•                                Article 2(8): deleted;

•                                Article 2(9): deleted;

•                                Article 2(10): paragraphs 1 to 4: deleted;

•                                Article 2(11): insert after “Lessor”: “The Lessor shall not withhold its consent unreasonably.”;

•                                Article 2(11)(a): insert at end: “, except positioning/moving the movable partition walls”;

•                                Article 2(11)(d): insert at end: “other than for maintenance and normal use”;

•                                Article 2(11)(h) and (i): insert: “other than to carry out work arising from the agreed maintenance obligations”;

•                                Article 3(1): replace the words “family consumption, series relating to employees’ families with a family income in 1985 below the wage threshold for compulsory national health insurance (1985 = 100)” by “consumer price index (CPI), series CPI Employees Low (1990 = 100)”;

•                                Article 4(1): insert after “property of the Lessor”: “and those which the Lessor stated, when approving their installation, would not need to be removed”;

•                                Article 4(1): insert after “good condition”: “– allowing for normal wear and tear –”;

•                                Article 4(7): add: “without this having an unreasonable negative effect on the Lessee’s normal business operations”;

•                                Article 5(3): delete the words “gross” and “serious”;

•                                Article 6(1): insert after “some or all of its assets”: “such that proper compliance with the provisions of this agreement is likely to be endangered”;

•                                Article 6(3): delete and replace by: “If a certain term has been set for compliance/performance, the Lessee shall be deemed to be in default by the mere expiry of that term; in all other cases, the Lessee shall only be in default after a written demand or notice of default has been given.”;

•        Article 6(4): delete the word “penalty”;

•                                Article 8(2): insert after “exterior paintwork”: “, and more extensive work on the roads and parking spaces belonging to the leased space”;

Initials Lessor:	Initials Lessee:

•                                Article 8(3): add: “The Lessor undertakes to carry out the work and/or measures referred to, or cause it/them to be carried out, as far as possible in consultation with the Lessee and in such a way as to impede the Lessee’s normal business operations as little as possible.”;

•                                Article 8(5): add: “in consultation with the Lessee”;

•                                Article 14: delete in its entirety.

Article 10 delivery date / starting date rental agreement

1.               The delivery of the leased space in compliance with the addendum of additions shall take place at the latest 1 August 1997.

The delivery can take place later than 1 August 1997 in the case of unforeseen circumstances such as an extremely long winter; violence of war, etc.

2.               If the leased space, for whatever reason, is made available to Lessee at another time, the commencement of the rent payment shall take place later or earlier as the case may be; the expiry date of the rental agreement shall remain unchanged.

Article 11 resolutive condition
See side letter dated 2 Oct. 1996 (handwritten)

THUS DRAWN UP AND SIGNED IN DUPLICATE

PLACE
PLACE

DATE	DATE

LESSOR
LESSEE

RENTAL CONTRACT (existing property)

The undersigned :	Management and administration office
De Elf Provinciën B.V.,
situated in Maarssen

On behalf of the owner:

Situated in:                              Maarssen

Hereafter referred to as the Lessor

and

Triple P Management B.V., or affiliated companies, situated in          ..

in this legally represented by          .

hereafter referred to as the Lessee

declare to have agreed upon:

Article 1 leased space / designated use

1.                                       Lessor leases to Lessee, who leases from the Lessor Ir. D.S. Tuynmanweg 10 in Vianen as specified on the design corresponding to this contract, familiar to parties, hereafter referred to as the leased space.

2.                                       Lessee shall use the leased space solely as office space, service space and storage space.

Article 2 rental period / renewal

1.                                       This rental agreement is entered into for the duration of 10 years, beginning 1 October 1994 and thus terminating on 30 September 2004.

2.                                       Lessee has the right to renew the contract twice under the same conditions by a succeeding period of 5 years each time, accordingly through to 30 September 2009, and 30 September 2014 respectively.

In the case that Lessee does not wish to exercise its right of renewal of the contract, it must inform the Lessor of this in writing at least one year prior to the expiry date – accordingly before 1 October 2003 at the latest – in which case the contract expires on the date mentioned in paragraph 1.

Initials Lessor:	Initials Lessee:

3.                                       In the absence of a written notice by one of the parties at the latest one year before the expiry of the term for which the original rental period was agreed to be renewed, the rental contract is considered to be continued from year to year, each time for a five-year period.

In that case, unilateral termination by one of the parties can take place only having regard to a period of notice of at least one year commencing from each payment period.

4.                                       All official notifications regarding this question must be done per recorded delivery or writ of execution.

Article 3 rent / rent adjustment

1.                                       The rent amounts to NLG 1,800,000.00 per annum (one million eight hundred thousand guilders) to be paid in advance in 4 consecutive quarterly terms, each of NLG 450,000.00, at the latest on the first day of each month for the first time before or on 1 October 1994 by payment or transfer to the account number 23.61.32.059 CLN Utrecht in the name of the Lessor.

2.                                       The rent shall be adjusted annually on 1 January for the first time on 1 October 1996 and subsequently as stated in article 3 of the General Terms and Conditions.

Article 4 Option for VAT payment

Lessee shall, in addition to the rent, also pay the relevant value added tax and undertakes to be bound by that which is specified in article 11 paragraph 3 of the General Terms and Conditions.

Article 5 supplies and services

1.                                       With respect to the supplies and services, that which is specified in article 9 paragraph II A / paragraph II B of the General Terms and Conditions is applicable.

Initials Lessor:	Initials Lessee:

Article 6 bank guarantee

With respect to the security to be provided by the Lessee, that which is specified in article 7 of the General Terms and Conditions applies, namely amounting to NLG 525,000.00

Article 7 General Terms and Conditions

Insofar as nothing else is agreed, the rental agreement is entered into under General Terms and Conditions for the Leasing of Business Premises such as have been determined on 1 June 1990, which General Terms and Conditions form an indissoluble whole with the aforementioned rental agreement, a copy of which Lessee states to have received and with which it states to be familiar and in agreement with.

Article 8 Delivery

The leased space shall be made available to Lessee with the following affairs included in the rental amount:

2 passenger lifts, 1 electrical goods lift, a sanitary group on each floor, central heating, air conditioning, and raised “computer floors”.

Initials Lessor:	Initials Lessee:

Article 9 Special provisions

1.                                       Supplementary to that which is stated in article 3 paragraph 3, the Parties agree that the rent adjustment for the first three lease years shall not amount to more than 9% (nine per hundred) cumulatively.

2.                                       In deviation from the provisions of the General Terms and Conditions, the Parties hereby agree as follows:

•                                          Article 1(2): add: “except for normal wear affecting the floor covering”;

•                                          Article 1(4): Insert after first occurrence of the word “Lessor”: “except the movable partition walls”;

•                                          Article 2(6): deleted;

•                                          Article 2(8): deleted;

•                                          Article 2(9): deleted;

•                                          Article 2(10): paragraphs 1 to 4: deleted;

•                                          Article 2(11): insert after “Lessor”: “The Lessor shall not withhold its consent unreasonably.”;

•                                          Article 2(11)(a): insert at end: “, except positioning/moving the movable partition walls”;

•                                          Article 2(11)(d): insert at end: “other than for maintenance and normal use”;

•                                          Article 2(11)(h) and (i): insert: “other than to carry out work arising from the agreed maintenance obligations”;

•           Article 3(1): replace the words “family consumption, series relating to employees’ families with a family income in 1985 below the wage threshold for compulsory national health insurance (1985 = 100)” by “consumer price index (CPI), series CPI Employees Low (1990 = 100)”;

•                                          Article 4(1): insert after “property of the Lessor”: “and those which the Lessor stated, when approving their installation, would not need to be removed”;

•                                          Article 4(1): insert after “good condition”: “– allowing for normal wear and tear –”;

•                                          Article 4(7): add: “without this having an unreasonable negative effect on the Lessee’s normal business operations”;

•                                          Article 5(3): delete the words “gross” and “serious”;

•                                          Article 6(1): insert after “some or all of its assets”: “such that proper compliance with the provisions of this agreement is likely to be endangered”;

•                                          Article 6(3): delete and replace by: “If a certain term has been set for compliance/performance, the Lessee shall be deemed to be in default by the mere expiry of that term; in all other cases, the Lessee shall only be in default after a written demand or notice of default has been given.”;

•                                          Article 6(4): delete the word “penalty”;

•                                          Article 8(2): insert after “exterior paintwork”: “, and more extensive work on the roads and parking spaces belonging to the leased space”;

initials of Lessor:	initials of Lessee:

•                                          Article 8(3): add: “The Lessor undertakes to carry out the work and/or measures referred to, or cause it/them to be carried out, as far as possible in consultation with the Lessee and in such a way as to impede the Lessee’s normal business operations as little as possible.”;

•                                          Article 8(5): add: “in consultation with the Lessee”;

•                                          Article 14: delete in its entirety.

3.               Lessee has the right of first refusal of a lease offer for the extension of the building development upon the terrain of the leased space.

THUS DRAWN UP AND SIGNED IN DUPLICATE

PLACE
PLACE

DATE	DATE

LESSOR
LESSEE

5

APPENDIX TO THE RENTAL AGREEMENT

As per 1 October 1994 through to 30 September 2004
Ir. D.S. Tuynmanweg 10 (9882 m2) in Vianen
Lessee Triple-P Management b.v.

Taking into account that:

a.                                       As stated in writing on 3 June 2003, Lessee Triple-P has terminated the rental agreement per expiry date 30 September 2004.

b.                                      Throughout the period of October 2003 through to March 2004, various discussions took place between De Elf Provinciën and Triple-P with a view to entering into a new rental agreement commencing 1 July 2004 for the period of 10 years (10 years) and therefore running through to 30 June 2014, with an option of two terms, each of 5 years.

c.                                       The discussions resulted in a definitive agreement “document complete laying down of agreements made version 30 March 2004”(which was textually modified on 8 April 2004) containing the agreements regarding the rental agreement (rent-free period of 1 year per 1 July 2004 – internal modernization of the property to the limit of EUR 1,025,255.24 (annual rent) – definitions of major and minor maintenance, etc.).

d.                                      As stated in writing on 29 April 2004 reference 04042901-Fx-TK (Mr H. Crijns) Triple-P confirmed to De Elf Provinciën that on the basis of this document, Lessee Triple-P shall renew the rental agreement with the Lessor for the duration of 10 years. This written statement was necessary since the commencement of the internal renovation was scheduled for 3 May 2004.

By signing this agreement, the Parties declare to be in agreement with the following:

1.                                       The current rental agreement is to be terminated per 1 July 2004.

2.                                       The rental agreement is to be renewed by a period of 10 years, ending 30 June 2014, with the option of two additional terms, each of 5 years, through to, respectively, 30 June 2019 and 30 June 2024.

3.                                       The renewal of the rental agreement per 1 July 2004 is to take place according to the agreements that were laid down in the attached document “complete laying down of agreements made”, which document is inextricably linked to the renewal of the rental agreement per 1 July 2004 and in its entirety is completely part of the renewed rental agreement per 1 July 2004.

4.                                       The net starting rent per 1 July 2004 amounts annually to EUR 1,025,255.24, to be extended by VAT, to be paid in 4 quarterly terms. Indexation is in compliance with that stated in the current rental agreement per 1 January of each year for the first time on 1 January 2005 based on the annual average index figures as published by the CPI.

Initials Lessor:	Initials Lessee:

Appendix rental agreement
Ir. D.S. Tuynmanweg 10, Vianen per 1 July 2004

5.                                       The first lease year running from 1 July 2004 through to 30 June 2005 is a rent-free period. Lessee Triple-P therefore is not required to pay any rent for this rental period.

6.                                       All other affairs contained in the current rental agreement commencing 1 October 1994 that are not mentioned above remain applicable and unchanged.

Maarssen/Vianen . 2004

The Lessor	The Lessee

On behalf of owner	Triple-P management
b.v.
Kerkebosch Beleggingsmaatschappij
De Elf Provinciën b.v.

P.W. Maarsman	H. Crijns CEO

Appendix: Document complete laying down of agreements made This document should be initialed on each page and signed on the last page by both Lessor and Lessee.

Complete laying down of agreements made regarding new rental agreement for the office building Ir. D.S. Tuynmanweg 10 in Vianen (not the New Build) commencing 1 July 2004 for 10 years and therefore terminating 30 June 2014, with an option for two additional terms, each of 5 years.

1.               Lessor makes available the amount of one year’s rent (net) (EUR 1,025,255.24) for modernizing the property. This amount shall be used completely for renovating the furnishings within the building – the lighting – movable and/or soundproof walls – flooring, paintwork and the modernization of the reception counter area, all this as indicated in the budget specified by Mr Uiterwaal. From this amount too, the costs will be paid for an interior decorator (chosen by Triple-P) to a maximum of EUR 15,000.00.

2.               With regard to the allocation of aforementioned amount, parties have agreed that the choice of materials to be used will be taken jointly, whereby the advice of the interior decorator weighs heavily. Both Triple-P and the Lessee are authorized to request a separate quotation for each activity to be performed in order to gain certainty regarding the optimal use of the amount made available. In cases where the total value of the quotations do not, or hardly, deviate from each other, the parties shall make a choice after discussion. In cases where the total value of quotations deviate and there is no difference in quality, the choice will be made in the first instance for the cheapest, taking into account, however, the solvability and skills of the party giving the quotation.

3.               All invoices shall be made out in the name of the Lessor and the Lessor shall pay these in an adequate manner as soon as Triple-P indicates through an authorization signature that its content is in compliance with the agreement made with the contractor and/or contract party. This applies for all invoices and payments up to the maximum amount specified in art. 1. Once the maximum amount made available is reached, all invoices thereafter shall be made out in the name of Triple-P and be paid by Triple-P (see article 1). In this way, Lessee also remains aware of the status of the amount made available.

4.               Parties agree that they will refrain from making additional agreements with suppliers, designed to financially benefit one of the parties at the cost of the amount made available. If a discount is given by a supplier, then this will reduce the costs and more money will remain from the amount made available.

5.               Lessor and Lessee are aware that the modernization of the property is predominantly concentrated on the three upper floors and the reception area, and a limited number of offices on the first floor. A large part of the first floor will be used as office space (storage – warehouse)

6.               Parties agree that after signing the rental agreement commencing 1 July 2004, a start will be made immediately with the above-mentioned activities, whereby the amount of EUR 1,025,255.24 specified in art. 1 of this document is made available immediately for the adaptations and/or modernization but the amount shall remain financially in the hands of the Lessor.

7.               In addition to that which is specified in art. 1 of this document, Lessor offers a rent-free period of one (1) year commencing 1 July 2004, which is hereby accepted by Triple-P.

8.               Lessor binds itself to replace the rejected installations and/or installations that no longer meet the requirements set by the government, under which fall the following: fire alarm installation including cables and adaptations in compliance with the demands of the local fire department and the emergency lighting installation.

9.               Lessor shall also further install the roll-out of the new air treatment installation, which has already been installed on the second and third floors, on the first floor and the fourth floor. The tasks concerning the roll-out shall take place as much as possible together with the tasks of the modernization of the property.

Initials Lessor:	Initials Lessee:

10.         Lessor shall resolve the current problems concerning the roll-out of the new air treatment installation on the second and third floors, whereby the priority will be that it is done so that Triple-P does not contribute to the costs.

11.         Lessor guarantees that the new heat pumps shall possess the same capacity as the old ones. Where it is uncertain whether this is in fact the case, this will be investigated and, if necessary, the capacity will be increased to the level of the old heat pumps. Once the roll-out of the new installation on the first floor and the fourth floor is completed, the installed capacity will match the replaced capacity of the old situation.

12.         At various locations, the heat pump filters can only be replaced after removing large parts of the flooring. Lessor shall introduce or shorten the floor supports if necessary so that no more than 4 floor tiles need to be taken out to enable the heat pump filters to be replaced. On a number of days per calendar year, complaints were received regarding odor nuisance, probably caused by the siphons for the heat pump discharge running dry. This complaint will be investigated in more detail throughout the preparatory phase. A proposal for resolving this problem will be presented to Triple-P for approval before commencement of work. The proposal will be implemented during the construction work. In one of the eight cooling systems already renovated, so much freon was present (in excess of 30 kg) that maintenance of this one installation will cost more due to legal requirements, that the system will need to be checked for leak-tightness 4 times a year. This will result in 4 man-days of work on an annual basis. Lessor shall, as far as reasonably possible, try to limit the amount of freon in this installation to below 30 kg. During the further renovation of the installation, a similar situation will be prevented, as far as is reasonably possible.

13.         Lessor shall be responsible for the optimization of the building management system. The new BMS will fulfill the same task as the old one. Deviations from this shall be made known to the Lessor in writing before the commencement of the internal renovation. The new BMS will only be able to be made fully operational when all heat pumps have been renovated. The BMS will be completed at the latest 2 months after completion of the construction work.

14.         Parties agree to read the interpretation of the rental contract, particularly with regard to the definitions of minor and major maintenance as follows:

Lessor is responsible for repair, replacement of parts and renovations to installations belonging to the leased space. Small-scale repairs, i.e. minor and/or day-to-day maintenance in the legal sense, and renovation of financially small parts during routine and corrective maintenance are for the account of the Lessee.

Parties agree that as long as the costs of small-scale repairs inclusive renovations of a part are lower than 10% of the book value of the part/unit of the installation to be repaired, the costs shall be wholly for the account of the Lessee. It is emphasized that the book value of a part/unit shall never be less than 25% of the invested value. Units are considered to be, for example: heat pumps – engines – kitchen boiler for the benefit of the toilet groups, etc.

The following assumptions are made regarding the depreciation periods of the technical installations:

lifts	30 years	glass washing installation	15 years
air treatment	20 years	electrical heating	20 years
air conditioning	15 years	pressure water	10 years
automatic doors	10 years	steam humidifier	15 years
GBS and BMC	15 years

For all other installations, a depreciation period of 10 years applies. Those installations that are the property of Triple-P do not fall under “installations”. These include kitchen installations and the access control system.

Parties shall determine jointly the so-called “null-situation” of the existing installations at the commencement of the renewed rental agreement as per 1 July 2004.

15.         As soon as it has been irrevocably determined that Lessor has been negligent in carrying out the necessary repairs, replacement and/or renovation, Triple-P is free, after first making this known to the Lessor (while specifying a reasonable period for rectifying the deficiency) to have the work done on the account of the Lessor.

16.         Triple-P has made it known that the current barrier installation needs to be replaced. Lessor persists in claiming that it is not, nor will it become, the owner of the barrier installation. Taking into account that in 2007 the possibility exists that Triple-P will terminate the rental agreement for the new build (6,000 square meters), Lessor is prepared to contribute to the renovation of the barrier installation (budget according to Triple-P around EUR 11,345.00). The contribution for the barrier installation is included in the amount made available of EUR 1,025,255.24. This contribution will therefore be made available, in the amount specified, as a one-off payment under the condition that the barrier installation is fitted with a call button to both the old building and the new building and that the barrier can be operated from both office buildings separately. The costs of maintenance of the barrier installation should be included in the service costs, which are wholly for the account of the Lessee or Lessees.

The Lessor,	The Lessee,
Kerckebosch Beleggingsmaatschappij b.v.	Triple-P Management
b.v.
De Elf Provinciën b.v.

P.W. Aarsman